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                                   EXHIBIT A

                        Directors and Executive Officers

        The names of the directors and executive officers and their business addresses and present principal occupation or employment are set forth below. The business address of each director and officer is c/o Sodexho S.A., 3 avenue Newton, Montigny-le-Bretonneux, FRANCE.

        I. Directors of Sodexho


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

Name                            Present Principal Occupation
----                            ----------------------------
Pierre Bellon                   Chairman
Remi Baudin                     Vice-Chairman of the Board
Astrid Bellon                   Student
Bernard Bellon                  Chairman of FINADVANCE S.A. and BONNASSE GESTION S.A.
Francois-Xavier Bellon          Operational Manager, SFRS
Sophie Clamens                  Manager, strategic and marketing analysis, FBSA
Patrice Douce                   Senior Vice-President
Nathalie Szabo                  Manager, FBSA
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  Executive Directors of Sodexho (in addition to those listed above under (I))

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

Name                            Office/Position with Sodexho
----                            ----------------------------
Pierre Bellon*                  Chairman and Chief Executive Officer
Remi Baudin                     Vice-Chairman
Bernard Carton*                 Vice-President - Finance
Clodine Pincemin                Vice President - Communications
Michel Dubois                   Vice-President - Strategy
Patrice Douce*                  Chief Executive Officer
Gary Hawkes*                    Chief Executive Officer of Gardner Merchant; Chairman, North America
Michel Landel                   Chief Executive Officer - North America
Jean-Michel Dhenain             Chief Executive Officer - France
I. Hall*

----------------
* Member of the Chairman's Committee

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